Exhibit 10.7

January 30, 2014

Dear Rich,

This letter confirms and restates the terms of your employment with Coupons.com Incorporated (“Coupons.com” or the “Company”) as our General Counsel & Vice President of Business Development in effect as of the date of this letter (the “Offer Letter”). This position reports to Steven Boal, in the Mountain View, CA office and your compensation package includes the following:

1.	A total annualized base salary of $350,000.00 (“Base Salary”), paid on a semi-monthly basis, less all applicable withholding and deductions. Currently, the Company’s salary payroll dates are the 15th and the last working day of each month.

2.	The opportunity to earn an annual, discretionary bonus of up to sixty percent (60%) of your base salary (less all applicable withholding and deductions) (“Annual Bonus”). This bonus is based upon your successful completion of objectives, your overall performance and the Company’s overall performance.

3.	A benefits package (subject to eligibility) which includes medical, dental, and vision coverage. You may also be eligible to participate in Coupons.com’s 401(k) plan, which currently includes a company match of up to $6,000.00 annually.

4.	Effect of Separation from Service. For purposes of this Offer Letter, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder.

a.	Separation from Service without Cause or for Good Reason Prior to a Change in Control. In the event of your separation from service from the Company without Cause or for Good Reason (as defined in Exhibit A hereto) prior to a Change in Control (as defined in the Plan), and provided that you deliver to the Company a signed settlement agreement and general release of claims in favor of the Company and its affiliates (the “Release”) in a form substantially similar to the attached (which may be modified to account for changes in law or other material events), and satisfy all conditions to make the Release effective on or before the sixtieth (60th) day following your separation from service (the “60th Post-Separation Day”), then, in addition to the Accrued Compensation (as defined in Exhibit A hereto), you shall be entitled to the following:

i.	Lump sum payment on the first normal payroll date of the Company on or following the 60th Post-Separation Day in an amount equal to one (1) year of your then current Base Salary.

ii.	Lump sum payment on the first normal payroll date of the Company on or following the 60th Post-Separation Day in an amount equal to your Annual Bonus, prorated based on the number of days out of the applicable measurement year you were employed by the Company prior to your separation from service.

iii.

Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA payments made by you in the one (1) year following your separation from service. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that such reimbursement of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of such one-year period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of such one-year period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

b.	Separation from Service without Cause or for Good Reason Following a Change in Control. In the event of your separation from service from the Company without Cause or for Good Reason, in each case within twelve (12) months following a Change in Control, and provided that you deliver to the Company the signed Release, and satisfy all conditions to make the Release effective on or before the 60th Post-Separation Day, then, in addition to the Accrued Compensation, you shall be entitled to the following:

i.	The payments set forth above in Sections 4(a)(i) through (iii).

ii.	Acceleration of one hundred percent (100%) of options to purchase 1,859,192 shares of the Company’s common stock approved by the Board of Directors of the Company on March 12, 2010 and any other options to purchase shares of the Company’s common stock including “double trigger” acceleration approved by the Board of Directors of the Company, effective as of your separation from service.

c.	Parachute Payments. In the event that the severance and other benefits provided for in this Offer Letter or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this Offer Letter shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Offer Letter, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation, and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation, and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

5.

Compliance with Section 409A. It is the intention of the Company that all payments and benefits under this Offer Letter shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”), to the extent applicable. Any ambiguity in this Offer Letter shall be interpreted to comply with

Section 409A or an exemption therefrom. To the extent Section 409A applies to any payment or benefit hereunder:

a.	Each amount or benefit payable pursuant to this Offer Letter shall be deemed a separate payment for purposes of Section 409A.

b.	For all purposes under this Offer Letter, any form of the word “termination” (e.g. “terminated”) with respect to your employment, shall mean a separation from service within the meaning of Section 409A and the regulations thereunder.

c.	Neither you nor the Company shall have the right to accelerate or defer the delivery of any payments or benefits under this Offer Letter except to the extent specifically permitted or required by Section 409.

d.	Notwithstanding anything in this Offer Letter to the contrary, in the event the stock of the Company is publicly traded on an established securities market or otherwise and you are a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Section 409A) at the time of your termination of employment, any payments under this Offer Letter that are deemed to be deferred compensation subject to Section 409A shall not be paid or commence payment until the earlier of (i) the date of your death or (ii) the first day following the six (6) month anniversary of the date of your termination of employment. If the payment of any amounts under this Offer Letter are delayed as a result of the previous sentence, on the first day following the end of the six (6) month period, the Company shall pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to you under this Offer Letter during such six (6) month period. To the extent permitted under Section 409A, any separate payment or benefit under this Offer Letter or otherwise shall not be “deferred compensation” subject to Section 409A and the six-month delay provided in this clause (c), to the extent provided in the exceptions in Treasury Regulation 1.409A-1(b)(4) and (b)(9) and any other applicable exception or provisions under Section 409A.

e.	All reimbursements and in-kind benefits provided under this Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant to this Offer Letter that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.”

f.	The Company intends that income provided to you pursuant to this Offer Letter will not be subject to taxation under Section 409A. However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this Offer Letter. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by you in connection with compensation paid or provided to you pursuant to this Offer Letter.

6.	We also do have conditions of employment (many legally mandated), a few of which we need to highlight for you in this letter.

a.	We require a fully signed and executed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. This was signed by you previously, and, your signed copy will be provided to you on or after your last day of employment. In addition, by signing this letter, you confirm that you are under no contractual or other obligations that would prohibit you from, or that would conflict or that are inconsistent with your performing your duties with Coupons.com. Lastly, we fully expect that you will comply with any prior employers’ agreements of this nature or any other obligations you may have to a former employer or otherwise.

b.	All employment with Coupons.com is “at-will,” meaning that either you or Coupons.com may terminate your employment at any time and for any reason or for no reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Coupons.com regarding this term. Although your job duties, title, compensation and benefits, as well as Coupons.com’s policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Coupons.com’s Chief Executive Officer.

c.	During the period that you render services to the Company, you agree not to engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

7.	This Offer Letter supersedes and replaces any prior understanding or agreements, whether oral, written or implied, between you and Coupons.com regarding the matters described in this letter. This Offer Letter does not affect your agreement to the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. This Offer Letter and the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement constitute the entire agreement between you and the Company regarding the matters described in this letter.

Very truly yours,

COUPONS.COM INCORPORATED

/s/ Steven R. Boal
By:	Steven R. Boal
Title:	President & CEO

I have read and hereby accept and confirm the terms of my restated Offer Letter as of the date below:

/s/ Richard Hornstein

Signature of Richard Hornstein

Dated:	2/4/14

Exhibit A

For purposes of this Offer Letter, “Cause” means any of the following: (a) you willfully engage in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) you willfully engage in inappropriate conduct, which conduct does not immediately and permanently cease after receipt of written notice describing in detail such inappropriate conduct to you from the Company; (c) you commit a material breach of any written agreement between you and the Company that causes harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; (d) you willfully refuse to implement or follow a directive by your supervisor, directly related to your duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; or (e) you engage in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with your position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company.

For purposes of this Offer Letter, “Good Reason” means any of the following actions by the Company without your written consent, provided that you deliver written notice to the Company of the occurrence of the action(s) constituting Good Reason within thirty (30) days following its initial occurrence, the Company fails to cure such action(s) within thirty (30) days following its receipt of such notice and your resignation from your employment with the Company is effective within ninety (90) days following the initial occurrence of the action(s) constituting Good Reason: (a) a material reduction in your duties or responsibilities that is inconsistent with your position, provided that a mere change of title alone shall not constitute such a material reduction; (b) the requirement that you change your principal office to a facility that increases your commute by more than fifty (50) miles from your commute to the location at which you are employed prior to such change; or (c) a material reduction in your annual base salary or a material reduction in your employee benefits (e.g., medical, dental, insurance, short- and long-term disability insurance and 401(k) retirement plan benefits, collectively, the “Employee Benefits”) to which you are entitled immediately prior to such reduction (other than in connection with a general decrease in the salary or Employee Benefits of all similarly situated employees).

For purposes of this Offer Letter, “Accrued Compensation” means (a) any earned but unpaid Base Salary; (b) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which you participate; and (c) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such separation from service.